UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 27, 2009

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors.

In a Current Report on Form 8-K dated August 27, 2009, the Federal Home Loan Bank of New York ("Bank") reported the election to the Bank’s Board of Directors ("Board"), for terms beginning on January 1, 2010, of Member Directors Katherine J. Liseno and James W. Fulmer. In that 8-K, the Bank said that it would report on committee assignments and compensation for these Directors at a later date.

In 2009, Ms. Liseno served on the Board’s Audit, Compensation and Human Resources, Corporate Governance, and Strategic Planning Committees, and Mr. Fulmer served on the Board’s Compensation and Human Resources, Corporate Governance, and Strategic Planning Committees. Ms. Liseno and Mr. Fulmer were appointed by the Board on December 17, 2009 to serve on such committees in 2010.

The compensation of Ms. Liseno and Mr. Fulmer, as well as all of the Directors serving on the Board in 2010, will be in accordance with a 2010 Director Compensation Plan ("Compensation Plan") approved by the Board on December 17, 2009. In brief, the Compensation Plan provides that the maximum fee opportunity for the Board Chair in 2010 will be $60,000; the maximum fee opportunity for the Board Vice Chair in 2010 will be $55,000; the maximum fee opportunity for a Director serving as a Committee Chair in 2010 will be $50,000 (subject to provisions stating that (i) service as the Chair of more than one Board Committee will not increase the fee opportunity for a Director, and (ii) service as a Committee Chair by the Chair and/or Vice Chair will not increase their fee opportunities); and the maximum fee opportunity for all other Directors in 2010 will be $45,000. Each Director shall be paid an amount equal to one-tenth of his or her maximum fee opportunity for each Board meeting attended by such Director in 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

December 22, 2009	By:	Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer